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                                                              NEWS
[BANK OF BOSTON LOGO APPEARS HERE]                            RELEASE

FOR IMMEDIATE RELEASE                               CONTACTS: Karen Schwartzman
                                                              Media Relations
                                                              (617) 434-7594

                                                              John Kahwaty
                                                              Investor Relations
                                                              (617) 434-3650

            MEIRELLES NAMED PRESIDENT AND CHIEF OPERATING OFFICER,
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              BRINGING GLOBAL PERSPECTIVE AND BROAD CORPORATE AND
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             CONSUMER BANKING EXPERTISE TO SENIOR MANAGEMENT TEAM
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        BOSTON, MA, July 25, 1996 -- Acting upon the recommendation of Chairman and CEO Chad Gifford, the Board of Directors of Bank of Boston Corporation today elected Henrique de Campos Meirelles as President and Chief Operating Officer, as well as a member of the Board.

        Meirelles, reporting to Gifford, will be responsible for all of the major businesses of the company. He will relocate to Boston and will assume his full-time role as COO on October 1.

        Vice Chairman Bill Shea will continue to serve as Chief Financial Officer and the company's principal link to investors and analysts; Vice Chairman Ed O'Neal will continue in his key role heading up all integration activities with BayBanks.

        Commenting on today's announcement, Chad Gifford said, "Henrique Meirelles brings to this important position key strengths: international management experience, proven financial performance, excellent marketing skills and consumer banking expertise, and wide global perspective. He has dramatically grown our franchise in Brazil, and his leadership has made us the fastest-growing financial institution in a country with the largest and most

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dynamic economy in Latin America.  Henrique has been a successful pioneer in consumer banking and has assembled a first-class team of talent. He has also been a visible and highly respected business and civic leader."

        "In joining our senior management team, Henrique allows me to focus on formulating strategy, allocating capital, instilling our values, and on selecting key people to lead our team. And by creating the position of COO, our senior partnership is freed up to concentrate on the enormous opportunities that lie before us."

        Concluded Gifford, "Henrique adds real leadership strength to our company at a time when we are gaining momentum and positioning ourselves for the future. With the BayBanks closing scheduled for next week, and with our name change announcement earlier this month, we have reaffirmed our commitment to this region and are on our way to creating regional banking prowess and positioning ourselves as a truly global financial competitor. We are managing for value, and increasingly we are growing revenues and profitability not only in New England but around the world, especially in South America. Henrique's presence here in Boston, as President and COO, will assist us in sustaining that momentum and adding credibility, energy and valuable global perspective going forward."

        Bill Crozier, Chairman of BayBanks and soon to be Chairman of BankBoston, commented, "Henrique Meirelles is a singularly talented manager, and I'm delighted with Chad's choice. This is another clear indication that the new BankBoston will be a unique competitor -- not only strong in our home region but growing aggressively internationally as well."

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     Meirelles, age 50, has served as President of Banco de Boston, Brazil since
1984, and has overseen a dramatic increase in revenues and profitability. A 24-year veteran of Bank of Boston, Meirelles is president of the American Chamber of Commerce and executive director of the Brazilian Federation of Banks. A graduate of the University of Sao Paulo, he received his M.B.A. from the Federal University of Rio de Janeiro and attended the Advanced Management Program at the Harvard Business School.

     Bank of Boston Corporation (NYSE:BKB), with assets of $50.8 billion as of June 30, 1996, is a focused financial institution engaged primarily in commercial and consumer banking in southern New England, financing to selected corporations and individuals nationally and internationally, with a focus on indigenous banking in Latin America. New England's only global bank, the Corporation and its subsidiaries operate through a network of 500 offices in the U.S. and through more than 100 offices in 24 countries in Latin America, Europe and Asia, the third-largest overseas network of any U.S. bank. The Corporation's common and preferred stocks are listed on the New York and Boston stock exchanges.


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